Exhibit 5.1

March 26, 2012

Raymond James Financial, Inc.

880 Carillon Parkway

St. Petersburg, Florida 33716

RE:	$250,000,000 5.625% SENIOR NOTES DUE 2024

Ladies and Gentlemen:

I am the Senior Vice President, General Counsel and Secretary of Raymond James Financial, Inc., a Florida corporation (the “Company”), and I and members of the Company’s Legal Department under my supervision have acted as counsel to the Company in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (File No. 333-159583, the “Registration Statement”) relating to the offering from time to time, together or separately and in one or more series (if applicable), of an indeterminate amount of various securities of the Company, including senior notes. A series of senior notes designated “5.625% Senior Notes due 2024” in the aggregate principal amount of $250,000,000 (the “Senior Notes”) have been offered for sale on a delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

As such counsel, we are familiar with the corporate proceedings of the Company to date with respect to the proposed issuance and sale of the Senior Notes, and have examined such corporate records of the Company and such other documents and certificates of public officials and of the Company and such questions of law as I have deemed necessary as a basis for the opinions hereinafter expressed. We also have examined the Registration Statement, including the Prospectus Supplement dated March 21, 2012 with respect to the Senior Notes (the “Prospectus Supplement”), the executed Underwriting Agreement dated March 21, 2012, with respect to the Senior Notes (the “Underwriting Agreement”), the Indenture, dated as of August 10, 2009, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by a Fourth Supplemental Indenture, dated as of March 26, 2012, (collectively, the “Indenture”), and the form of registered 5.625% Senior Note due 2024. The Underwriting Agreement, the Fourth Supplemental Indenture, and the form of Senior Note are each being filed as an exhibit to the Current Report on Form 8-K to which this opinion is also an exhibit.

In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

RAYMOND JAMES FINANCIAL CENTER       LEGAL DEPARTMENT

880 Carillon Parkway St. Petersburg, Florida 33716

Writer’s Direct Dial: 727.567.5180 Fax: 866.208.0522 E-mail: Paul.Matecki@RaymondJames.com

Raymond James Financial, Inc.

March 26, 2012

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is my opinion that the Senior Notes have been duly and validly authorized for issuance and sale, have been issued and delivered to the underwriters against payment therefore pursuant to the Underwriting Agreement and authenticated in accordance with the provisions of the Indenture, are entitled to the benefits of the Indenture, have been duly and validly issued and are outstanding and are binding obligations of the Company, enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, I have assumed that each party (other than the Company) to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it.

I express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of Florida, and the federal laws of the United States of America, as in effect on the date hereof.

I hereby consent to the use of my name under the heading “Validity of the notes” in the Prospectus Supplement filed by the Company with the Commission. I further consent to your filing a copy of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K. In giving such permission, I do not admit hereby that I come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder. I disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Sincerely yours,

/s/ Paul L. Matecki
Paul L. Matecki
Senior Vice President, General Counsel and Secretary